Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Lora Daves, CFO
July 25, 2022	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER OF FISCAL 2022;

DECLARES QUARTERLY DIVIDEND OF $0.21 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, JULY 26, AT 9:30AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the fourth quarter of fiscal 2022 of $13.1 million, a decrease of $603,000, or 4.4%, as compared to the same period of the prior fiscal year. The decrease was attributable to an increase in noninterest expense and provision for credit losses, partially offset by increases in net interest income and noninterest income. Preliminary net income was $1.41 per fully diluted common share for the fourth quarter of fiscal 2022, a decrease of $.12 as compared to the $1.53 per fully diluted common share reported for the same period of the prior fiscal year. For the full fiscal year 2022, preliminary net income of $47.2 million was little changed from fiscal 2021, while diluted earnings per share were $5.21, a decrease of $.01 as compared to the $5.22 per fully diluted common share for fiscal 2021.

Highlights for the fourth quarter of fiscal 2022:

●	Earnings per common share (diluted) were $1.41, down $.12, or 7.8%, as compared to the same quarter a year ago, and up $.38, or 36.9%, from the third quarter of fiscal 2022, the linked quarter.

●	Annualized return on average assets was 1.62%, while annualized return on average common equity was 16.2%, as compared to 2.01% and 19.8%, respectively, in the same quarter a year ago, and 1.22% and 11.9%, respectively, in the third quarter of fiscal 2022, the linked quarter.

●	Net interest margin for the quarter was 3.66%, as compared to 3.74% reported for the year ago period, and 3.48% reported for the third quarter of fiscal 2022, the linked quarter. Net interest income resulting from accelerated accretion of deferred origination fees on PPP loans was significantly reduced as compared to the year-ago period, as SBA forgiveness (and remaining loans outstanding) reached immaterial levels. Average interest-earning cash and cash equivalent balances decreased 35.5% compared to the year-ago period, and decreased 49.0% as compared to the linked quarter.

●	The provision for credit losses (PCL) was $240,000 in the quarter, an increase of $2.9 million as compared to a PCL recovery of $2.6 million in the same period of the prior fiscal year. In the third quarter of fiscal 2022, the linked quarter, the Company recorded a PCL of $1.6 million, and would have recorded a negative PCL of approximately $468,000 outside the PCL effects of the merger with Fortune Financial Corporation and its wholly-owned subsidiary, FortuneBank (collectively, “Fortune”) which closed in that quarter.

●	Noninterest income was up 33.8% for the quarter, as compared to the year ago period, and up 32.5% as compared to the third quarter of fiscal 2022, the linked quarter. Deposit service charge income, loan fees, nondeposit investment products, and gains on the sale of the guaranty portion of newly originated government-guaranteed loans contributed to the year-over year increase, offset by a decrease in gains on sale of residential loans originated into the secondary market.

●	Noninterest expense was up 22.0% for the quarter, as compared to the year ago period, and up 3.4% from the third quarter of fiscal 2022, the linked quarter. The current quarter included $117,000 in charges attributable to merger and acquisition activity, as compared to $1.1 million in the linked quarter. Other increases as compared to the linked quarter were primarily attributable to the full-quarter impact of the Fortune merger, which closed in late February 2022.

●	Nonperforming assets were $6.3 million, or 0.20% of total assets, at June 30, 2022, as compared to $8.1 million, or 0.30% of total assets, at June 30, 2021, and $7.1 million, or 0.22% of total assets, at March 31, 2022.

●	Gross loan balances increased $106.6 million during the fourth quarter, and $485.9 million during fiscal 2022, which included a $202.1 million increase attributable to the Fortune merger during the linked quarter. Deposit balances decreased by $39.8 million in the fourth quarter and increased by $484.3 million during fiscal 2022, which included a $218.3 million increase attributable to the Fortune merger.

Dividend Declared:

The Board of Directors, on July 19, 2022, increased its quarterly cash dividend on common stock by 5%, to $0.21, payable August 31, 2022, to stockholders of record at the close of business on August 15, 2022, marking the 113th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, July 26, 2022, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-844-200-6205 in the United States (Canada: 1-833-950-0062; all other locations: 1-929-526-1599). Participants should use participant access code 311429. Telephone playback will be available beginning one hour following the conclusion of the call through July 30, 2022. The playback may be accessed in the United States by dialing 1-866-813-9403 (Canada: 1-226-828-7578, UK local: 0204-525-0658, and all other locations: +44-204-525-0658), and using the conference passcode 032897.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2022, with total assets of $3.2 billion at June 30, 2022, reflecting an increase of $514.3 million, or 19.0%, as compared to June 30, 2021. Growth primarily reflected an increase in net loans receivable. A significant portion of the Company’s balance sheet growth was a result of the Fortune merger.

Cash equivalents and time deposits were a combined $91.6 million at June 30, 2022, a decrease of $33.0 million, or 26.5%, as compared to June 30, 2021. The decrease was primarily a result of loan growth outpacing deposit growth during the period. AFS securities were $235.4 million at June 30, 2022, an increase of $28.4 million, or 13.7%, as compared to June 30, 2021, as the Company deployed some excess liquidity into higher-yielding assets over the course of the fiscal year.

Loans, net of the allowance for credit losses (ACL), were $2.7 billion at June 30, 2022, an increase of $486.0 million, or 22.1%, as compared to June 30, 2021. Gross loans increased by $485.9 million, while the ACL attributable to outstanding loan balances remained relatively unchanged compared to June 30, 2021. The increase in loan balances was attributable to organic growth and the February 2022 Fortune merger, which included loan balances recorded at a fair value of $202.1 million. Inclusive of the acquisition, the loan portfolio showed fiscal year-to-date increases in commercial and residential real estate loans, along with modest contributions from commercial and consumer loans. Residential real estate loan balances increased due to growth in single- and multi-family loans. Commercial real estate balances increased primarily from loans secured by nonresidential structures, along with growth in loans secured by farmland. Company-originated PPP loan balances declined by $59.9 million during the fiscal year to date, while $2.4 million was acquired in the Fortune merger. Total remaining PPP balances at June 30, 2022, were $3.1 million, while unrecognized deferred fee income on these loans was immaterial.

Loans anticipated to fund in the next 90 days totaled $235.0 million at June 30, 2022, as compared to $181.9 million at March 31, 2022, and $141.5 million at June 30, 2021.

Nonperforming loans were $4.1 million, or 0.15% of gross loans, at June 30, 2022, as compared to $5.9 million, or 0.26% of gross loans at June 30, 2021. The reduction in nonperforming loans was attributable primarily to the return to accrual status of one relationship secured by single-family residential rental properties, partially offset by an increase of $654,000 relating to the Fortune merger. Nonperforming assets were $6.3 million, or 0.20% of total assets, at June 30, 2022, as compared to $8.1 million, or 0.30% of total assets, at June 30, 2021. The reduction in nonperforming assets was attributable primarily to the reduction in nonperforming loans and the sale of one significant parcel held in other real estate owned, offset by $1.6 million in assets acquired in the Fortune merger.

Our ACL at June 30, 2022, totaled $33.2 million, representing 1.22% of gross loans and 806% of nonperforming loans, as compared to an ACL of $33.2 million, representing 1.49% of gross loans and 566% of nonperforming loans at June 30, 2021. The ACL at June 30, 2022 also represented 1.22% of gross loans excluding PPP loans. The ACL required for purchased credit deteriorated (PCD) loans acquired in the Fortune merger was $120,000, and was funded through purchase accounting adjustments, while the ACL required for non-PCD loans acquired in the Fortune merger was $1.9 million, and was funded through a charge to PCL. The Company has estimated its expected credit losses as of June 30, 2022, under ASC 326-20, and management believes the ACL as of that date is adequate based on that estimate. There remains, however, significant uncertainty as economic activity recovers from the COVID-19 pandemic and the Federal Reserve withdraws accommodative monetary policy that was put into effect to respond to the pandemic and its economic impact. Management continues to consider the potential impact of the lengthy pandemic on borrowers most affected by mitigation efforts, most notably including our borrowers in the hotel industry.

Provisions of the CARES Act and subsequent legislation allowed financial institutions the option to temporarily suspend certain requirements under U.S. GAAP related to troubled debt restructurings (TDRs) through December 31, 2021, for certain loans that were otherwise current and performing prior to the COVID-19 pandemic, but for which borrowers experienced or expected difficulties due to the impact of the pandemic. As of December 31, 2021, there were four loans, with balances totaling approximately $23.7 million, remaining on interest-only payment modifications, and not reported as TDRs based on this temporary option provided under the legislation. For these borrowers, the Company had classified the credits as a “special mention” status credit as of December 31, 2021. One of these loans, totaling $9.3 million, remains a “special mention” credit at June 30, 2022, while the other three loans, totaling $14.9 million, have been adversely classified as ‘substandard” credits. All four loans are scheduled to transition to principal and interest payments in the first quarter of fiscal 2023.

Total liabilities were $2.9 billion at June 30, 2022, an increase of $476.9 million, or 19.7%, as compared to June 30, 2021.

Deposits were $2.8 billion at June 30, 2022, an increase of $484.3 million, or 20.8%, as compared to June 30, 2021. This increase was attributable in part to the February 2022 Fortune merger, providing $218.3 million in deposits at fair value, including $13.6 million in brokered time deposits and $10.9 million in public unit deposits. Additionally, we closed a branch acquisition in December 2021, through which the Company acquired the former Cairo, Illinois, location of the First National Bank (Fulda, SD), and its related deposits of $28.5 million at fair value, including $15.4 million in public unit deposits. Inclusive of the merger and acquisition, the deposit portfolio saw fiscal year-to-date increases in interest-bearing transaction accounts, non-interest bearing transaction accounts, certificates of deposit, money market deposit accounts, and savings accounts. The increase was inclusive of a $146.8 million increase in public unit funds, and net of a $2.2 million decrease in brokered deposits. Public unit funds totaled $473.3 million at June 30, 2022, primarily in nonmaturity deposits, while brokered deposits totaled $22.9 million, roughly split between nonmaturity and time deposits. The Company’s customers have held unusually high balances on deposit during recent periods. The Company expects that higher-than-normal balances may dissipate over the course of calendar year 2022, but public unit balances, which historically have seen seasonal declines in the June and September quarters, are expected to continue to increase in the current calendar year. The average loan-to-deposit ratio for the fourth quarter of fiscal 2022 was 94.3%, as compared to 93.0% for the same period of the prior fiscal year.

FHLB advances were $38.0 million at June 30, 2022, a decrease of $19.6 million, or 34.0%, as compared to June 30, 2021, as the Company utilized cash to repay maturing term advances, partially offset by the assumption, at fair value, of $9.7 million in term advances in the Fortune merger.

The Company’s stockholders’ equity was $320.8 million at June 30, 2022, an increase of $37.3 million, or 13.2%, as compared to June 30, 2021. The increase was attributable primarily to $22.9 million in equity issued to Fortune shareholders, as well as earnings retained after cash dividends paid, partially offset by a $20.4 million reduction in accumulated other comprehensive income as the market value of the Company’s investments declined due to increases in market interest rates, and by $5.8 million utilized for repurchases of 132,194 shares of the Company’s common stock during the fiscal year, at an average price of $44.17.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended June 30, 2022, was $27.8 million, an increase of $3.8 million, or 15.9%, as compared to the same period of the prior fiscal year. The increase was attributable to an 18.4% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.66% in the current three-month period, from 3.74% in the same period a year ago. As PPP loan forgiveness declined, the Company’s accretion of interest income from deferred origination fees on these loans was reduced to $72,000 in the current quarter, which added one basis point to the net interest margin, as compared to $1.3 million in the same quarter a year ago, which added 20 basis points to the net interest margin in that period. In the linked quarter, ended March 31, 2022, accelerated recognition of deferred PPP origination fees totaled $180,000, adding two basis points to the net interest margin. The remaining balance of deferred origination fees is significantly less than the amount accreted in recent quarters.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks, the June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, and the February 2022 merger of Fortune with the Company resulted in $606,000 in net interest income for the three-month period ended June 30, 2022, as compared to $470,000 in net interest income for the same period a year ago. The Company generally expects this component of net interest income to decline over time, although volatility may occur to the extent we have periodic resolutions of specific loans. Combined, this component of net interest income contributed eight basis points to net interest margin in the three-month period ended June 30, 2022, as compared to a contribution of seven basis points in the same period of the prior fiscal year, and a six basis point contribution in the linked quarter, ended March 31, 2022, when net interest margin was 3.48%.

The Company recorded a PCL of $240,000 in the three-month period ended June 30, 2022, as compared to a negative PCL of $2.6 million in the same period of the prior fiscal year. The Company assesses that the economic outlook has generally improved as compared to the assessment as of June 30, 2021, especially with regard to the outlook for measures of unemployment, which are a key driver in the Company’s ACL model, though uncertainty remains as noted in our discussion of the ACL, above. As a percentage of average loans outstanding, the Company recorded net charge offs of less than one basis point (annualized) during the current period, while the PCL represented a charge of 0.04%. During the same period of the prior fiscal year, the

Company recorded net charge offs of less than one basis point (annualized), while the negative PCL represented a recovery of 0.48% (annualized).

The Company’s noninterest income for the three-month period ended June 30, 2022, was $6.5 million, an increase of $1.6 million, or 33.8%, as compared to the same period of the prior fiscal year. In the current period, increases in other noninterest income, other loan fees, and deposit account service charges were partially offset by reduced gains realized on the sale of residential real estate loans originated for that purpose and loan servicing fees. Other noninterest income improved primarily from benefits realized on new renewable energy tax credits and revenues from nondeposit investment products (wealth management and insurance services), up 36.4%, as compared to the year ago period, due in part to the addition of teams from the Fortune merger. Other loan fees increased as a result of prepayment and application fees. Deposit and service charge income increased 9.4% for the quarter, as compared to the year ago period, primarily due to an increase in NSF activity. Gains on sale of residential loans originated for sale into the secondary market were down as a result of reduced originations as compared to the year ago quarter, but offsetting the decrease was $416,000 in gains recognized on the sale of the guaranty portion of new originations of government guaranteed loans.

Noninterest expense for the three-month period ended June 30, 2022, was $17.3 million, an increase of $3.1 million, or 22.0%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to compensation and benefits, occupancy expenses, advertising, data processing expenses, and other noninterest expenses. Charges related to merger and acquisition activities totaled $117,000 in the current period, reflected in data processing and other noninterest expense. The increase in compensation and benefits as compared to the prior year period primarily reflected increases in salaries and wages over the prior year, increased headcount resulting from the merger, and a modest trend increase in legacy employee headcount. Occupancy expenses increased due to remodeled and relocated facilities, facilities added through the Fortune merger, a de novo facility, new ATM and ITM installations and other equipment purchases, and charges for utilities and maintenance. Marketing expenses increased due to timing and emphasis of certain customer outreach and branding efforts following a slower period in the prior fiscal year. Data processing expenses increased primarily as a result of increased volumes associated with the Fortune merger and year-over-year contractual pricing adjustments. Other noninterest expenses increased due to miscellaneous merger-related expenses, expenses related to loan originations, deposit operations, and expenses related to employee travel and training.

The efficiency ratio for the three-month period ended June 30, 2022, was 50.6%, as compared to 49.3% in the same period of the prior fiscal year, with the change attributable primarily to the current period’s increase in noninterest expense, partially offset by increases in net interest income and noninterest income.

The income tax provision for the three-month period ended June 30, 2022, was $3.6 million, an increase of $73,000, or 2.1% as compared to the same period of the prior fiscal year. While pre-tax income decreased modestly, the effective tax rate increased to 21.6%, as compared to 20.5% in the same period of the prior fiscal year.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2022	2022	2021	2021	2021

Cash equivalents and time deposits	$91,577	$253,412	$185,483	$112,382	$124,571
Available for sale (AFS) securities	235,377	226,391	206,583	209,409	207,020
FHLB/FRB membership stock	11,683	11,116	10,152	10,456	10,904
Loans receivable, gross	2,719,391	2,612,747	2,391,114	2,282,021	2,233,466
Allowance for credit losses	33,193	33,641	32,529	32,543	33,222
Loans receivable, net	2,686,198	2,579,106	2,358,585	2,249,478	2,200,244
Bank-owned life insurance	48,705	48,387	44,382	44,099	43,817
Intangible assets	35,463	35,568	21,157	20,868	21,218
Premises and equipment	71,347	72,253	65,074	65,253	64,077
Other assets	34,432	37,785	27,647	26,596	28,679
Total assets	$3,214,782	$3,264,018	$2,919,063	$2,738,541	$2,700,530

Interest-bearing deposits	$2,388,145	$2,407,462	$2,147,842	$1,985,316	$1,972,384
Noninterest-bearing deposits	426,930	447,444	404,410	386,379	358,419
FHLB advances	37,957	42,941	36,512	46,522	57,529
Other liabilities	17,923	17,971	13,394	11,796	13,532
Subordinated debt	23,055	23,043	15,294	15,268	15,243
Total liabilities	2,894,010	2,938,861	2,617,452	2,445,281	2,417,107

Total stockholders’ equity	320,772	325,157	301,611	293,260	283,423

Total liabilities and stockholders’ equity	$3,214,782	$3,264,018	$2,919,063	$2,738,541	$2,700,530

Equity to assets ratio	9.98%	9.96%	10.33%	10.71%	10.50%

Common shares outstanding	9,227,111	9,332,698	8,887,166	8,878,591	8,905,265
Less: Restricted common shares not vested	39,230	39,230	39,920	31,845	31,845
Common shares for book value determination	9,187,881	9,293,468	8,847,246	8,846,746	8,873,420

Book value per common share	$34.91	$34.99	$34.09	$33.15	$31.94
Closing market price	45.26	49.95	52.17	44.89	44.96

Nonperforming asset data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2022	2022	2021	2021	2021

Nonaccrual loans	$4,118	$3,882	$2,963	$6,133	$5,869
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	4,118	3,882	2,963	6,133	5,869
Other real estate owned (OREO)	2,180	3,199	1,776	2,240	2,227
Personal property repossessed	11	—	14	8	23
Total nonperforming assets	$6,309	$7,081	$4,753	$8,381	$8,119

Total nonperforming assets to total assets	0.20%	0.22%	0.16%	0.31%	0.30%
Total nonperforming loans to gross loans	0.15%	0.15%	0.12%	0.27%	0.26%
Allowance for loan losses to nonperforming loans	806.05%	866.59%	1,097.84%	530.62%	566.06%
Allowance for loan losses to gross loans	1.22%	1.29%	1.36%	1.43%	1.49%

Performing troubled debt restructurings (1)	$6,390	$6,417	$6,387	$3,585	$3,241

(1)   Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2022	2022	2021	2021	2021

Interest income:
Cash equivalents	$198	$109	$70	$60	$67
AFS securities and membership stock	1,494	1,170	1,165	1,106	1,126
Loans receivable	29,880	27,060	26,861	27,694	26,339
Total interest income	31,572	28,339	28,096	28,860	27,532
Interest expense:
Deposits	3,395	2,871	2,739	2,816	3,141
FHLB advances	180	167	169	276	314
Subordinated debt	239	187	130	130	131
Total interest expense	3,814	3,225	3,038	3,222	3,586
Net interest income	27,758	25,114	25,058	25,638	23,946
Provision for credit losses	240	1,552	—	(305)	(2,615)
Noninterest income:
Deposit account charges and related fees	1,706	1,560	1,623	1,561	1,279
Bank card interchange income	1,272	1,025	976	951	1,243
Loan late charges	139	135	172	107	189
Loan servicing fees	442	170	180	154	559
Other loan fees	813	606	500	451	302
Net realized gains on sale of loans	664	204	362	369	531
Earnings on bank owned life insurance	314	291	282	281	277
Other noninterest income	1,149	913	1,190	641	477
Total noninterest income	6,499	4,904	5,285	4,515	4,857
Noninterest expense:
Compensation and benefits	9,867	9,223	8,323	8,199	8,007
Occupancy and equipment, net	2,538	2,399	2,198	2,113	2,053
Data processing expense	1,495	1,935	1,297	1,269	1,322
Telecommunications expense	327	308	318	320	321
Deposit insurance premiums	207	178	180	178	173
Legal and professional fees	431	341	356	234	403
Advertising	579	312	276	329	391
Postage and office supplies	240	202	186	195	211
Intangible amortization	402	363	338	338	338
Foreclosed property expenses	74	115	302	31	6
Other noninterest expense	1,171	1,381	1,296	1,018	975
Total noninterest expense	17,331	16,757	15,070	14,224	14,200
Net income before income taxes	16,686	11,709	15,273	16,234	17,218
Income taxes	3,602	2,358	3,288	3,488	3,529
Net income	13,084	9,351	11,985	12,746	13,689
Less: Distributed and undistributed earnings allocated
to participating securities	55	40	54	46	49
Net income available to common shareholders	$13,029	$9,311	$11,931	$12,700	$13,640

Basic earnings per common share	$1.41	$1.03	$1.35	$1.43	$1.53
Diluted earnings per common share	1.41	1.03	1.35	1.43	1.53
Dividends per common share	0.20	0.20	0.20	0.20	0.16
Average common shares outstanding:
Basic	9,241,000	9,021,000	8,847,000	8,867,000	8,895,000
Diluted	9,252,000	9,044,000	8,869,000	8,874,000	8,902,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2022	2022	2021	2021	2021

Interest-bearing cash equivalents	$101,938	$199,754	$126,445	$83,697	$158,108
AFS securities and membership stock	264,141	226,944	217,456	212,564	206,203
Loans receivable, gross	2,663,640	2,461,365	2,312,140	2,262,095	2,193,522
Total interest-earning assets	3,029,719	2,888,063	2,656,041	2,558,356	2,557,833
Other assets	194,956	188,549	174,647	171,505	166,312
Total assets	$3,224,675	$3,076,612	$2,830,688	$2,729,861	$2,724,145

Interest-bearing deposits	$2,384,767	$2,274,287	$2,071,562	$1,986,023	$1,985,118
FHLB advances	40,804	39,114	39,019	54,701	60,252
Subordinated debt	23,049	19,170	15,281	15,256	15,230
Total interest-bearing liabilities	2,448,620	2,332,571	2,125,862	2,055,980	2,060,600
Noninterest-bearing deposits	439,437	421,898	398,175	359,717	374,744
Other noninterest-bearing liabilities	14,046	8,345	9,756	25,593	11,585
Total liabilities	2,902,103	2,762,814	2,533,793	2,441,290	2,446,929

Total stockholders’ equity	322,572	313,798	296,895	288,571	277,216

Total liabilities and stockholders’ equity	$3,224,675	$3,076,612	$2,830,688	$2,729,861	$2,724,145

Return on average assets	1.62%	1.22%	1.69%	1.87%	2.01%
Return on average common stockholders’ equity	16.2%	11.9%	16.1%	17.7%	19.8%

Net interest margin	3.66%	3.48%	3.77%	4.01%	3.74%
Net interest spread	3.55%	3.37%	3.66%	3.88%	3.61%

Efficiency ratio	50.6%	55.8%	49.7%	47.2%	49.3%